Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

March 4, 2020

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, Kansas 66211

Ladies and Gentlemen:

We have acted as counsel to AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), and the guarantors listed on Schedule 1 hereto (collectively, the “Covered Guarantors”) and Schedule 2 hereto (the “Other Guarantors” and together with the Covered Guarantors, the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed on December 14, 2018 (Registration No. 333-228823) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling securityholders named in the prospectus included in the Registration Statement, from time to time, of up to (i) an aggregate of $600,000,000 of the Company’s 2.95% Convertible Senior Notes due 2024 (the “Notes”) issued pursuant to the indenture, dated September 14, 2018 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”), (ii) the guarantees of the Notes by the Guarantors contained in the Indenture (the “Guarantees”) and (iii) the shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable upon conversion of the Notes.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture (including the Guarantees contained therein); (iv) the Third Amended and Restated Certificate of Incorporation of the Company; (v) the Third Amended and Restated By-Laws of the Company; (vi) the form of Note included in the Indenture; and (vii) such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors.

We have also assumed for purposes of this opinion that: (i) each of the Other Guarantors and the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has the requisite organizational and legal power and authority to enter into and perform its obligations under the Indenture and the Guarantees, as applicable, (ii) the execution, delivery and performance by each of the Other Guarantors and the Trustee of the Indenture and the Guarantees, as applicable, have been duly authorized by all necessary action on the part of each such entity and (iii) the Indenture, has been duly and validly executed and delivered by such entity under the laws of the jurisdiction in which it is organized.

We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company would cause the Notes to be convertible into more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Conversion Price (as defined in the Indenture) will not be adjusted to an amount below the par value per share of the Common Stock.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.             The Notes constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

2.             Each Guarantee constitutes the legal, valid and binding obligation of the applicable Guarantor, enforceable against it in accordance with its terms.

3.             The Notes are convertible into shares of Common Stock in accordance with the terms of the Indenture, the shares of Common Stock initially issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon such conversion, and when issued upon such conversion in accordance with the terms of the Indenture, the Common Stock will be validly issued, fully paid and nonassessable.

Each opinion expressed above with respect to legality, validity, binding effect and enforceability is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware, the Business Organizations Code of the District of Columbia and the limited liability company laws of the State of Florida, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction, or, in the case of Delaware, the District of Columbia, and Florida, any other laws.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Schedule 1

Covered Guarantors

AMC Concessionaire Services of Florida, LLC

Club Cinema of Mazza, Inc.

Schedule 2

Other Guarantors

AMC Card Processing Services, Inc.
AMC ITD, LLC
AMC License Services, LLC
American Multi-Cinema, Inc.
AMC of Maryland, LLC